Exhibit 99.1

RealD Inc. Reports Second Quarter Fiscal Year 2014 Financial Results

LOS ANGELES (November 12, 2013) - RealD Inc. (NYSE: RLD), a leading global licensor of 3D and other visual technologies, today announced financial results for its second quarter of fiscal 2014 ended September 30, 2013.

“As fiscal 2014 progresses, we continue to optimize RealD’s financial performance and position our company for the future,” said Michael V. Lewis, Chairman and Chief Executive Officer of RealD.  “The success of Gravity demonstrates that RealD’s platform can deliver strong results when the combination of a high-quality 3D film, effective 3D marketing and optimum screen availability come together.  At the same time, we are focusing on the expansion of our platform in faster growing emerging markets. With this in mind, we were pleased to announce new contract wins that collectively provide for 250 screens in two of the fastest growing cinema markets — China and Russia.”

“Importantly, the second fiscal quarter also marked a return to positive free cash flow,” Mr. Lewis added. “Our recently reduced operating expense structure, coupled with reduced theatrical installs beginning in our fourth fiscal quarter should further support this important metric going forward.”

Second Quarter Fiscal 2014 Financial Highlights

•                 Total revenue was $43.9 million, comprised of license revenue of $31.0 million and product and other revenue of $12.9 million.   For the second quarter of fiscal 2013, total revenue was $55.0 million, comprised of license revenue of $35.0 million and product and other revenue of $20.0 million.

•                 GAAP net loss attributable to common stockholders was $4.7 million, or $0.09 per share, compared to GAAP net loss attributable to common stockholders of $4.2 million, or $0.08 per share, for the second quarter of fiscal 2013.

•                 Adjusted EBITDA was $13.7 million, compared to $12.2 million in the second quarter of fiscal 2013.

•                 As previously announced, RealD has modified its definition of Adjusted EBITDA for financial reporting purposes to align with the Adjusted EBITDA definition under RealD’s credit facility.  As a result, the prior year calculation of Adjusted EBITDA was revised to conform with RealD’s new definition of Adjusted EBITDA.

•                 Adjusted EBITDA is defined within the section of this press release entitled “Use of Non-GAAP Financial Measures,” which includes a reconciliation to its most comparable GAAP measure, net income (loss).

Six-Month Fiscal 2014 Financial Highlights

•                 Total revenue was $103.1 million, comprised of license revenue of $68.3 million and product and other revenue of $34.8 million.   For the six months ended September 21, 2012, total revenue was $123.2 million, comprised of license revenue of $76.2 million and product and other revenue of $47.0 million.

•                 GAAP net loss attributable to common stockholders was $6.2 million, or $0.13 per share, compared to GAAP net loss attributable to common stockholders of $1.2 million, or $0.02 per share, for the six months ended September 21, 2012.

•                 Adjusted EBITDA was $29.7 million, compared to $34.2 million for the six months ended September 21, 2012.

Cash Flows, Stock Repurchases and Balance Sheet Highlights

•                 For the six months ended September 30, 2013, cash flows from operating activities were $8.0 million and total capital expenditures were $16.4 million, resulting in negative free cash flow of $8.4 million.  The Company expects that its future cash flows will vary considerably from quarter to quarter, due to box office seasonality, among other factors.

•                 Free cash flow is defined within the section of this press release entitled “Use of Non-GAAP Financial Measures,” which includes a reconciliation to its most comparable GAAP measure, net cash provided by operating activities.

•                 During the quarter, the Company repurchased approximately 672,000 common shares for $7.5 million, representing an average cost of $11.18 per share.

•                 As of September 30, 2013, $7.0 million remained available under RealD’s $75.0 million stock repurchase authorization.

•                 As of September 30, 2013, cash and cash equivalents were $34.2 million and total debt was $65.0 million.

Key Metrics

•                 Estimated box office generated on RealD-enabled screens(1) for the second quarter of fiscal 2014 was $582 million ($253 million domestic, $329 million international).   In the second quarter of fiscal 2013, estimated box office generated on RealD-enabled screens was $709 million ($286 million domestic, $423 million international).

•                 11 3D films were released in the second quarter of fiscal 2014, compared to nine 3D films in the second quarter of fiscal 2013.  These figures reflect the number of 3D films released domestically during the periods.

•                 International markets generated 61% of license revenue and 29% of product and other revenue in the second quarter of fiscal 2014.

•                 As of September 30, 2013, RealD had deployed approximately 24,200 RealD-enabled screens, an increase of 13% from approximately 21,500 screens as of September 21, 2012, and an increase of 700 screens (200 domestic, 500 international), or 3%, from approximately 23,500 screens as of June 30, 2013.

•                 As of September 30, 2013, RealD had approximately 13,300 domestic screens at approximately 3,000 domestic theater locations and approximately 10,900 international screens at approximately 2,900 international theater locations.

(1)         Estimated domestic box office on RealD-enabled screens represents the estimated 3D box office generated on RealD-enabled domestic screens. Estimated international box office on RealD-enabled international screens is the estimated 3D box office generated on RealD-enabled international screens.  RealD’s estimates of box office on RealD-enabled screens rely on box office tracking data.  International box office reflects RealD’s estimates of international box office generated on RealD-enabled screens in 19 foreign countries where box office tracking is available.  RealD estimates these countries represent approximately 85% of RealD’s international license revenues.

Subsequent Events

Cost reduction plan

RealD recently implemented a plan to reduce its overall cost structure while continuing to make significant research and development investments and build the framework for future growth.  As part of the cost reduction plan, RealD reduced headcount by approximately 20%, which is expected to result in estimated one-time termination charges of approximately $4.4 million to $4.9 million.  This effort also included re-scoping and other changes to certain R&D projects, reducing general and administrative expenses and streamlining certain manufacturing operations.

Further, RealD expects to incur approximately $0.5 million to $0.9 million in other one-time charges principally related to the accrual of losses for a lease for certain manufacturing facilities that will no longer be used in RealD’s operations.  Collectively, the bulk of the one-time charges will be incurred during the three months ended December 31, 2013 and, to a lesser degree, in calendar 2014.

Actions on the aforementioned cost-reduction plan have been initiated as of November 2013 and are expected to be completed by the beginning of fiscal year 2015.

As a result of these actions, RealD anticipates annual cost savings of approximately $15.0 million, which includes $6.7 million in salaries and benefits, $2.8 million in stock-based compensation, $1.4 million of rent expense and an additional $4.1 million in other discretionary expenses.

Credit Agreement Repayments

On October 16, 2013, RealD repaid $5.0 million of its Credit Agreement and on October 23, 2013, the Company repaid an additional $7.5 million.  As of October 23, 2013, total debt was $52.5 million.

3D Theatrical Release Schedule for Fiscal 2014

(As of November 12, 2013 — Domestic)

Fiscal Q1 2014	Film	Domestic Release Date
(ending 6/30/13)	Jurassic Park (re-release)	4/5/2013
	Iron Man 3	5/3/2013
	The Great Gatsby	5/10/2013
	Star Trek Into Darkness	5/16/2013
	Epic	5/24/2013
	Man of Steel	6/14/2013
	World War Z	6/21/2013
	Monsters University	6/21/2013

Fiscal Q2 2014	Film	Domestic Release Date
(ending 9/30/13)	Despicable Me 2	7/3/2013
	Pacific Rim	7/12/2013
	Turbo	7/17/2013
	R.I.P.D.	7/19/2013
	The Wolverine	7/26/2013
	The Smurfs 2	7/31/2013
	Percey Jackson: Sea of Monsters	8/7/2013
	Planes	8/9/2013
	One Direction: This is Us	8/30/2013
	Battle of the Year: The Dream Team	9/13/2013
	Cloudy With a Chance of Meatballs 2	9/27/2013

Fiscal Q3 2014	Film	Domestic Release Date
(ending 12/31/13)	Gravity	10/4/2013
	Metallica: Through the Never	10/4/2013
	Free Birds	11/1/2013
	Thor: The Dark World	11/8/2013
	Frozen	11/27/2013
	The Hobbit: The Desolation of Smaug	12/13/2013
	Walking With Dinosaurs	12/20/2013
	47 Ronin	12/25/2013

Fiscal Q4 2014	Film	Domestic Release Date
(ending 3/31/14)	The Nut Job	1/17/2014
	Seventh Son	1/17/2014
	I, Frankenstein	1/24/2014
	The Lego Movie	2/7/2014
	Pompeii	2/21/2014
	Mr. Peabody and Sherman	3/7/2014
	300: Rise of an Empire	3/7/2014

Sources: Rentrak and imdb.com.

Conference Call Information

Members of RealD’s management will host a conference call to discuss RealD’s financial results for the second quarter of fiscal 2014, beginning at 4:30 p.m. ET (1:30 p.m. PT), today, November 12, 2013.  To access the call via telephone, interested parties should dial (855) 769-4820 (U.S.) or (407) 374-0083 (International) ten minutes prior to the start time and use conference ID 87758897.

The conference call will also be broadcast live over the Internet, hosted at the Investor Relations section of RealD’s website at www.reald.com.  An archived replay of the call will be available via webcast at www.reald.com or by dialing (855) 859-2056, or (404) 537-3406 for international callers. The conference ID for the telephone replay is 87758897.

Cautionary Note on Forward-Looking Statements

This press release includes forward-looking information and statements, including but not limited to: statements concerning anticipated future financial and operating performance; our expectations regarding demand and acceptance for our technologies; RealD’s ability to continue to derive substantial revenue from the licensing of RealD’s 3D technologies for use in the motion picture industry; 3D motion picture releases and conversions scheduled for fiscal 2014 ending March 31, 2014 and beyond, their commercial success and consumer preferences, that, in recent periods, have trended in favor of 2D over 3D in some motion pictures in domestic and international markets; our ability to increase our revenues and the number of RealD-enabled screens in domestic and international markets and our market share; our ability to supply our solutions to our customers on a timely basis; RealD’s relationships with its exhibitor and studio partners and the business model for 3D eyewear in North America; the progress, timing and amount of expenses associated with RealD’s research and development activities, which may increase in future periods; market and industry trends, including growth in 3D content; our plans, strategies and expected opportunities; the deployment of and demand for our products and products incorporating our technologies; RealD’s projected operating results; and competitive pressures in domestic and international cinema markets impacting license and product revenues.

These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  RealD’s Annual Report on Form 10-K for the twelve months ended March 31, 2013 and other documents filed with the SEC include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

To supplement RealD’s financial statements presented on a GAAP basis, RealD provides Adjusted EBITDA and free cash flow as supplemental measures of its performance.   RealD defines Adjusted EBITDA as net income (loss) plus expenses for interest, income taxes, depreciation, amortization, impairment and stock-based compensation plus net foreign exchange loss (gain) plus expenses under RealD’s Credit Agreement for the non-U.S. GAAP category “restructuring charges, severance costs and reserves”.  RealD defines free cash flow as net cash provided by operating activities less total capital expenditures in a given period (e.g., purchases of cinema systems and property and equipment on a combined basis).

RealD presents Adjusted EBITDA in reporting its financial results to provide investors with additional tools to evaluate RealD’s operating results in a manner that focuses on what RealD’s management believes to be its ongoing business operations.  RealD presents free cash flow to provide investors a metric for our capacity to generate cash from our operating and investing activities to sustain our operating activities.  RealD’s management does not itself, nor does it suggest that investors should, consider any such Non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Adjusted EBITDA and free cash flow are used by management for planning purposes, including: the preparation of internal budgets, forecasts and strategic plans; in analyzing the effectiveness of business strategies; to evaluate potential acquisitions; in making compensation decisions; and in communications with its Board of Directors concerning financial performance. Because not all companies use identical calculations, RealD’s presentation of Adjusted EBITDA and free cash flow may not be comparable to similarly titled measures of other companies.  Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  Adjusted EBITDA also differs from the amounts calculated under the similarly titled definition in our credit agreement, which is further adjusted to reflect certain other cash and non-cash charges and is used to determine compliance with financial covenants and RealD’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

About RealD Inc.

RealD is a leading global licensor of 3D and other visual technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers, content producers and distributors to enable the delivery and viewing of 3D and other premium content on a variety of visual displays and devices.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Moscow, Russia; Shanghai, China; Hong Kong; Tokyo, Japan; and Rio de Janeiro, Brazil.  For more information, please visit our website at www.reald.com.

© 2013 RealD Inc.  All Rights Reserved.

Investor Contact:

Andrew Greenebaum / Laura Bainbridge

310-829-5400

investors@reald.com

Media Contact:

Rick Heineman

310-339-9347

rheineman@reald.com

RealD Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	September 30,	September 21,	September 30,	September 21,
	2013	2012	2013	2012

Revenue:
License	$30,976	$34,976	$68,282	$76,165
Product and other	12,953	20,010	34,866	46,999
Total revenue	43,929	54,986	103,148	123,164
Cost of revenue:
License	11,691	14,283	22,509	24,296
Product and other	12,332	23,049	32,552	49,869
Total cost of revenue	24,023	37,332	55,061	74,165
Gross profit	19,906	17,654	48,087	48,999
Operating expenses:
Research and development	4,685	4,592	10,229	9,490
Selling and marketing	6,115	5,924	13,453	12,819
General and administrative	11,950	12,189	26,372	23,451
Total operating expenses	22,750	22,705	50,054	45,760
Operating income (loss)	(2,844)	(5,051)	(1,967)	3,239
Interest expense, net	(751)	(288)	(1,240)	(601)
Other income (loss)	483	(21)	274	(374)
Income (loss) before income taxes	(3,112)	(5,360)	(2,933)	2,264
Income tax expense (benefit)	1,552	(1,129)	3,267	3,548
Net loss	(4,664)	(4,231)	(6,200)	(1,284)
Net loss attributable to noncontrolling interest	13	58	15	90
Net loss attributable to RealD Inc. common stockholders	$(4,651)	$(4,173)	$(6,185)	$(1,194)

Loss per common share:
Basic	$(0.09)	$(0.08)	$(0.13)	$(0.02)
Diluted	$(0.09)	$(0.08)	$(0.13)	$(0.02)

Shares used in computing loss per common share:
Basic	49,260	53,915	49,479	54,314
Diluted	49,260	53,915	49,479	54,314

RealD Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	March 31,
	2013	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,227	$31,020
Accounts receivable, net	42,851	45,472
Inventories	19,056	15,430
Deferred costs – eyewear	105	538
Prepaid expenses and other current assets	5,807	3,973
Total current assets	102,046	96,433
Property and equipment, net	25,099	25,002
Cinema systems, net	120,408	125,379
Digital projectors, net-held for sale	259	728
Goodwill	10,657	10,657
Other intangibles, net	6,787	7,417
Deferred income taxes	3,001	3,001
Other assets	4,904	5,031
Total assets	$273,161	$273,648

Liabilities and equity
Current liabilities:
Accounts payable	$11,316	$22,737
Accrued expenses and other liabilities	23,641	25,013
Deferred revenue	9,141	9,916
Income taxes payable	1,067	603
Deferred income taxes	2,857	2,860
Current portion of Credit Agreement	12,500	1,042
Total current liabilities	60,522	62,171
Credit Agreement, net of current portion	52,500	46,458
Deferred revenue, net of current portion	8,049	10,392
Other long-term liabilities and customer deposits	5,907	5,438
Total liabilities	126,978	124,459

Commitments and contingencies

Equity (deficit)
Common stock	343,194	332,694
Accumulated deficit	(196,542)	(182,846)
Accumulated other comprehensive income	320	115
Total RealD Inc. stockholders’ equity	146,972	149,963
Noncontrolling interest	(789)	(774)
Total equity	146,183	149,189
Total liabilities and equity	$273,161	$273,648

RealD Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended
	September 30,	September 21,
	2013	2012
Cash flows from operating activities
Net loss	$(6,200)	$(1,284)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	19,764	15,936
Deferred income tax	(3)	(56)
Non-cash interest expense	140	157
Non-cash stock compensation	9,118	9,094
Gain on sale of digital projectors	(18)	—
Loss on disposal of property and equipment	—	44
Impairment of long-lived assets and related purchase commitments	2,783	5,901
Changes in operating assets and liabilities:
Accounts receivable	2,621	6,541
Inventories	(3,626)	25,720
Prepaid expenses and other current assets	(1,834)	(676)
Deferred costs - eyewear	433	374
Other assets	127	(1,598)
Accounts payable	(11,420)	(7,256)
Accrued expenses and other liabilities	(1,512)	(3,323)
Other long-term liabilities and customer deposits	229	308
Income taxes receivable/payable	464	449
Deferred revenue	(3,118)	288
Net cash provided by operating activities	7,948	50,619

Cash flows from investing activities
Purchases of property and equipment	(3,343)	(6,266)
Purchases of cinema systems and related components	(13,044)	(6,664)
Proceeds from sale of digital projectors	70	2,474
Net cash used in investing activities	(16,317)	(10,456)

Cash flows from financing activities
Proceeds from credit facility	37,500	25,000
Repayments on credit facility	(20,000)	(37,500)
Payments of debt issuance costs	—	(1,167)
Proceeds from exercise of stock options	1,079	782
Proceeds from employee stock purchase plan	303	301
Purchases of treasury stock	(7,511)	(26,235)
Distributions to noncontrolling interests	—	(1,000)
Net cash (used in) provided by financing activities	11,371	(39,819)
Effect of currency exchange rate changes on cash and cash equivalent	205	—
Net increase in cash and cash equivalents	3,002	344
Cash and cash equivalents, beginning of period	31,020	24,894
Cash and cash equivalents, end of period	$34,227	$25,238

RealD Inc.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended		Six months ended
	September 30,	September 21,	September 30,	September 21,
(in thousands)	2013	2012	2013	2012

Net income (loss)	$(4,664)	$(4,231)	$(6,200)	$(1,284)
Add (deduct):
Interest expense, net	751	288	1,240	601
Income tax expense (benefit)	1,552	(1,129)	3,267	3,548
Depreciation and amortization	10,210	8,086	19,764	15,936
Other (income) loss (1)	(483)	21	(274)	374
Share-based compensation expense (2)	4,473	4,812	9,118	9,094
Impairment of assets and intangibles (3)	1,832	4,327	2,783	5,901
Restructuring, severance and reserves (4)	—	—	—	—
Adjusted EBITDA (5)	$13,671	$12,174	$29,698	$34,170

(1)         Includes gains and losses from foreign currency exchange and foreign currency forward contracts.

(2)         Represents share-based compensation expense of nonstatutory and incentive stock options and restricted stock units and employee stock purchase plan to employees, officers and directors.

(3)         Represents impairment of long-lived assets, such as fixed assets, theatrical equipment and related purchase commitments and identifiable intangibles.

(4)         Expenses under RealD’s Credit Agreement for the non-U.S. GAAP category “restructuring charges, severance costs and reserves”.

(5)         As previously announced, RealD has modified its definition of Adjusted EBITDA for financial reporting purposes to align with the Adjusted EBITDA definition under RealD’s credit facility.  As a result, the prior year calculation of Adjusted EBITDA was revised to conform with RealD’s new definition of Adjusted EBITDA.

RealD Inc.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Six months ended
	September 30,	September 21,
(in thousands)	2013	2012

Net cash provided by operating activities	$7,948	$50,619
Purchases of property and equipment	(3,343)	(6,266)
Purchases of cinema systems and related components	(13,044)	(6,664)
Free cash flow	$(8,439)	$37,689